Exhibit 10.21
THIRD AMENDMENT TO DEED OF LEASE

This THIRD amendment TO DEED OF lease (this “Amendment”) is entered into as of the 30th day of November, 2021 (the “Effective Date”) by and between TAMARES 7950 OWNER LLC, a Delaware limited liability company, having an office c/o Tamares Real Estate Holdings, Inc., 1500 Broadway, 24th Floor, New York, New York 10036 (“Landlord”), and APPIAN CORPORATION, a Delaware corporation, having an office at Valo Park, 7950 Jones Branch Drive, Tysons, Virginia 22102 (“Tenant”).

W I T N E S S E T H:

A. Landlord and Tenant entered into that certain Deed of Lease dated as of April 17, 2018 (the “Original Lease”), pursuant to which Tenant leased from Landlord certain premises in the Building located at 7950 Jones Branch Drive, McLean, Virginia, as more particularly described in the Lease;

B. On and as of December 23rd, 2019, the parties executed that certain First Amendment to Deed of Lease (the “First Amendment”) pursuant to which Tenant surrendered the Storage Space.

C. On and as of January 1, 2020, the parties executed that certain Second Amendment to Deed of Lease (the “Second Amendment”) pursuant to which, among other things, the Fourth Floor North Premises was added to the Premises and the Lease was modified to provide for certain terms and conditions in respect thereof as more particularly set forth in the Second Amendment. The Original Lease as amended by the First Amendment and the Second Amendment is referred to herein collectively as the “Lease”.

D. Landlord and Tenant acknowledged that due to a mutual mistake of fact the Lease set forth an incorrect deadline for the date by which Tenant was required to exercise the Fixed Date Expansion Option for the Seventh Floor Expansion Space. The parties acknowledged that the correct date is December 1, 2021 (the “Exercise Deadline”).

E. Tenant desires to exercise the Fixed Date Expansion Options for the Seventh Floor Expansion Space and the Ninth Floor Expansion Space and Landlord and Tenant are entering into this Amendment to memorialize such exercise and provide for the terms applicable thereto as the same have been established by the parties in accordance with the terms of the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.DEFINITIONS.

a.All capitalized terms used and not defined herein shall have the respective meanings set forth in the Lease.

1.EXERCISE OF OPTIONS. Tenant hereby irrevocably exercises the Fixed Date Expansion Options for the Seventh Floor Expansion Space and for the Ninth Floor Expansion Space. No Expansion Option Exercise Notice has been delivered or is being required for the valid exercise of such Fixed Date Expansion Options notwithstanding anything set forth in the Lease to the contrary.

1.AMENDMENTS.
a.As of the Effective Date, the Lease is hereby amended and modified as follows:

i.Seventh Floor Expansion Space.
1.The Seventh (7th) Floor of the North Tower containing approximately 32,883 rentable square feet as more particularly described on Exhibit A (the “Seventh Floor Expansion Space”) shall be added to the Premises as of September 1, 2022, such date being the Fixed Date Expansion Space Commencement Date for the Seventh Floor Expansion Space. Possession of the Seventh Floor Expansion Space shall automatically be deemed to have been delivered to Tenant as of September 1, 2022 without any further act being required, it being the intent of the parties that Octagon, Inc., the current tenant occupying the Seventh

Floor Expansion Space, is and shall remain in possession of the Seventh Floor Expansion Space in accordance with the terms of the Octagon Sublease (defined below). Tenant agrees to accept possession of the Seventh Floor Expansion Space on the Fixed Date Expansion Space Commencement Date as set forth above in its then “AS IS” condition notwithstanding anything to the contrary set forth in the Lease.
2.The following table is inserted into the Summary as new Section 9.4 thereof:

9.4	Base Rent for the Seventh Floor Expansion Space:	The following table sets forth the annual Base Rent and Monthly Base Rent for the Seventh Floor Expansion Space.

Period Start	Period End	Annualized Base Rent	Monthly Base Rent	$/RSF/ Year
09/01/22	08/31/23	$1,182,472.68	$98,539.39	$35.96
09/01/23	08/31/24	$1,217,946.86	$101,495.57	$37.04
09/01/24	08/31/25	$1,254,485.27	$104,540.44	$38.15
09/01/25	08/31/26	$1,292,119.82	$107,676.65	$39.29
09/01/26	08/31/27	$1,330,883.42	$110,906.95	$40.47
09/01/27	08/31/28	$1,370,809.92	$114,234.16	$41.69
09/01/28	08/31/29	$1,411,934.22	$117,661.18	$42.94
09/01/29	08/31/30	$1,454,292.25	$121,191.02	$44.23
09/01/30	08/31/31	$1,497,921.01	$124,826.75	$45.55
09/01/31	10/31/31	$1,542,858.64	$128,571.55	$46.92

** Subject to abatement through September 30, 2023
1.Seventh Floor Expansion Space Rent Commencement Date. The Fixed Date Expansion Space Abated Rent Period for the Seventh Floor Expansion Space shall end on September 30, 2023. The Fixed Date Expansion Space Rent Commencement Date for the Seventh Floor Expansion Space is October 1, 2023.

1.Seventh Floor Expansion Space Tenant Improvement Allowance. Notwithstanding anything set forth in the Lease to the contrary, (x) the Fixed Date Expansion Space Tenant Improvement Allowance for the Seventh Floor Expansion Space is Two Million Eight Hundred Sixty Thousand Eight Hundred Twenty‑One and No/100 Dollars ($2,860,821.00) (the “Seventh Floor TIA”), and (y) Tenant shall have until the Seventh Floor TIA Deadline (defined below) to utilize such Tenant Improvement Allowance in accordance with the terms of the Lease and the Work Letter. Notwithstanding anything herein to the contrary, Tenant shall have the right to utilize up to seventy five percent (75%) of the Seventh Floor TIA on any portion of the Premises provided that fifty percent (50%) of the amount not used on the Seventh Floor Expansion Space shall be used by Tenant to improve the fourth (4th) floor outdoor patio. Any undisbursed portion of the Seventh Floor TIA remaining on September 1, 2026, or if Octagon exercises the Option to Extend (as defined in and pursuant to the terms of the Octagon Sublease), any undisbursed portion thereof remaining on September 1, 2027, (as applicable, the “Seventh Floor TIA Deadline”) shall be retained by Landlord, time being of the essence. Notwithstanding anything in this Section 3(a)(i)(4) to the contrary, if Tenant is unable to utilize the entire Seventh Floor TIA by the Seventh Floor TIA Deadline despite reasonable efforts, Tenant may request by written notice to Landlord to be delivered by Tenant not sooner than sixty (60) days before the Seventh Floor TIA Deadline and not later than the Seventh Floor TIA Deadline that Landlord apply all or a portion of the undisbursed Seventh Floor TIA to reimburse Tenant for so called “hard costs” of construction incurred by Tenant for Alterations to any portion of the Premises not previously reimbursed by Landlord in accordance with the Lease. Any such notice shall be accompanied by reasonable supporting documentation. Provided that Tenant timely delivers such notice, Landlord shall fund to Tenant in accordance with the Lease from the undisbursed portion of the Seventh Floor TIA, ninety percent (90%) of the “hard costs” requested by Tenant for reimbursement in accordance herewith, not in any case to exceed the then remaining Seventh Floor TIA.
2.Tenant’s Share. From and after the Fixed Date Expansion Space Rent Commencement Date for the Seventh Floor Expansion Premises, Tenant’s Share shall be thirty eight and fifty nine hundredths percent (38.59%) computed as follows: ((i) 176,222 rentable square feet within the Original Premises plus (ii) 28,805 within the Fifth Floor Must-Take Space plus (iii) 34,158 rentable square feet within the Fourth Floor North Premises, plus (iv) 32,883 rentable square feet within the Seventh Floor Expansion Premises)/705,092 rentable square feet within the Building).
3.Octagon Sublease. Simultaneously with Landlord and Tenant’s execution and delivery of this Amendment, Landlord, Tenant and Octagon are entering into that certain Landlord’s Consent to Sublease dated of even date herewith pursuant to which, among other things, Landlord is granting Landlord’s consent to a proposed sublease between Tenant and Octagon, Inc. for the Seventh Floor Expansion Space (the “Octagon Sublease”). Landlord acknowledges and agrees that Sections 18.8 and 18.9 of the Lease shall not apply to the Octagon Sublease.
ii.Ninth Floor Expansion Space.
1.The Ninth (9th) Floor of the North Tower containing approximately 25,925 rentable square feet and as more particularly described on Exhibit B (the “Ninth Floor Expansion Space”) shall be added to the Premises as of May 1, 2023, such date being the Fixed Date Expansion Space Commencement Date for the Ninth Floor Expansion Space. Landlord shall deliver to Tenant, and Tenant shall accept from Landlord, possession of the Ninth Floor Expansion Space on such date, provided that the Ninth Floor Expansion Space is in the condition required under Section 1.16.8 of the Lease.
2.The following table is inserted into the Summary as new Section 9.5 thereof:

9.5	Base Rent for the Ninth Floor Expansion Space:	The following table sets forth the annual Base Rent and Monthly Base Rent for the Ninth Floor Expansion Space.

Period Start	Period End	Annualized Base Rent	Monthly Base Rent	$/RSF/Year
08/15/23	08/31/24	$960,230.89**	$80,019.24**	$37.04
09/01/24	08/31/25	$989,037.82	$82,419.82	$38.14
09/01/25	08/31/26	$1,018,708.95	$84,892.41	$39.29
09/01/26	08/31/27	$1,049,270.22	$87,439.18	$40.47
09/01/27	08/31/28	$1,080,748.33	$90,062.36	$41.69
09/01/28	08/31/29	$1,113,170.78	$92,764.23	$42.94
09/01/29	08/31/30	$1,146,565.90	$95,547.16	$44.23
09/01/30	08/31/31	$1,180,962.88	$98,413.57	$45.55
09/1/31	10/31/31	$1,216,391.76	$101,365.98	$46.92

** Subject to abatement through March 31, 2024
1.Ninth Floor Expansion Space Rent Commencement Date. The Fixed Date Expansion Space Abated Rent Period for the Ninth Floor Expansion Space shall end on March 31, 2024. The Fixed Date Expansion Space Rent Commencement Date for the Ninth Floor Expansion Space is April 1, 2024.
2.Ninth Floor Expansion Space Tenant Improvement Allowance. The Tenant Improvement Allowance for the Ninth Floor Expansion Space is One Million Six Hundred Eighty-Five

Thousand One Hundred Twenty-Five Dollars ($1,685,125.00). Tenant shall utilize such Tenant Improvement Allowance in accordance with the terms of the Lease and the Work Letter.
3.Tenant’s Share. From and after the Fixed Date Expansion Space Rent Commencement Date for the Seventh Floor Expansion Premises, Tenant’s Share shall be forty two and twenty six hundredths percent (42.26%) computed as follows: ((i) 176,222 rentable square feet within the Original Premises plus (ii) 28,805 within the Fifth Floor Must-Take Space plus (iii) 34,158 rentable square feet within the Fourth Floor North Premises, plus (iv) 32,883 rentable square feet within the Seventh Floor Expansion Premises, plus (v) 25,925 rentable square feet within the Ninth Floor Expansion Premises)/705,092 rentable square feet within the Building).
iii.Supplemental Security Deposit for Seventh Floor Expansion Space and Ninth Floor Expansion Space. On or prior to thirty (30) days following the date hereof, Tenant shall deliver to Landlord a supplemental Letter of Credit in the amount of $2,686,349.44 (or a replacement Letter of Credit in the Security Deposit Amount), all in accordance with and as provided for in Article 2 of the Lease. As of the Effective Date, the Security Deposit Amount as defined in Section 2.1 of the Lease shall mean $13,612,320.24.
1.The following definitions in Section 2.2.2 of the Lease shall be amended as follows:
A.The “First Reduced LC Amount” shall mean $10,209,240.18

A.The “Second Reduced LC Amount” shall mean $6,806,160.12.

A.The “Third Reduced LC Amount” shall mean $3,403,080.06.

A.The “Fourth Reduced LC Amount” shall mean $1,134,360.02.
a.Reference to “Two Million Three Hundred Forty-One Thousand Four Hundred Eight and 34/100 Dollars ($2,341,408.34)” in the fourth sentence in Section 2.2.1 of the Original Lease shall be replaced with ”Three Million Four Hundred Three Thousand Eight and 06/100 Dollars ($3,403,080.06)”.
1.Intentionally Omitted.
2.Parking Rights. As of the Effective Date, Sections 11.1 and 11.2 of the Summary are deleted in their entirety. The following is inserted in their place and stead:

“11.1	Parking Rights:	Tenant shall receive three (3.0) parking permits (each, a “Parking Permit” per 1,000 square feet of the Premises, yielding (A) as of the Effective Date, parking permits for 718 parking spaces based on the rentable square footage of the Premises (i.e., (176,222 RSF + 28,805 RSF + 34,158 RSF / 1,000) x 3.0), of which: (i) 691 parking spaces shall be unreserved parking spaces and (ii) 27 of which parking spaces shall be exclusive parking spaces as identified by signage or paint; (B) as of the Fixed Date Expansion Space Commencement Date for the Seventh Floor Expansion Space, parking permits for 817 parking spaces based on the rentable square footage of the Premises (i.e., (176,222 RSF + 28,805 RSF + 34,158 RSF + 32,883 RSF/ 1,000) x 3.0), of which: (i) 786 parking spaces shall be unreserved parking spaces and (ii) 31 of which parking spaces shall be exclusive parking spaces as identified by signage or paint; and (C) as of the Fixed Date Expansion Space Commencement Date for the Ninth Floor Expansion Space, parking permits for 895 parking spaces based on the rentable square footage of the Premises (i.e., (176,222 RSF + 28,805 RSF + 34,158 RSF + 32,883 RSF + 25,925 RSF/ 1,000) x 3.0), of which: (i) 861 parking spaces shall be unreserved parking spaces and (ii) 34 of which parking spaces shall be exclusive parking spaces as identified by signage or paint. As the Premises are expanded, Tenant shall continue to receive parking spaces based on the same ratio as provided in this Section 11.1 of the Summary.”
11.2	Parking Permit Fees for Original Premises, Fifth Floor Must-Take Space, Fourth Floor North, Seventh Floor Expansion Space and Ninth Floor Expansion Space:	Commencing on May 1, 2025, Tenant shall pay to Landlord as Additional Rent on the first (1st) day of each month occurring during the Term a fee of $86.98 per Parking Permit per month (“Parking Permit Fees”). On May 1, 2026, and annually thereafter, Parking Permit Fees shall be increased by 2.5%. The following table sets forth the annual Parking Permit Fees and monthly parking permit fees for the Original Premises, the Fifth Floor Must-Take Space, the Fourth Floor North Premises, the Seventh Floor Expansion Space and the Ninth Floor Expansion Space during the Initial Term (calculated on the basis of 895 parking permits).

Period Start	Period End	Annual Installment of Parking Permit Fees	Monthly Installment of Parking Permit Fees	$/Parking Permit/ Month
5/1/19	4/30/25	$0	$0	$0
5/1/25	4/30/26	$934,165.20	$77,847.10	$86.98
5/1/26	4/30/27	$957,519.33	$79,793.28	$89.15
5/1/27	4/30/28	$981,457.31	$81,788.11	$91.38
5/1/28	4/30/29	$1,005,993.75	$83,832.81	$93.67
5/1/29	4/30/30	$1,031,143.59	$85,928.63	$96.01
5/1/30	4/30/31	$1,056,922.18	$88,076.85	$98.41
5/1/31	10/31/31	$1,083,345.23	$90,278.77	$100.87

*All Parking shall be free of charge through April 30, 2025. **In addition, the Parking Permit Fees for the two hundred eighty parking spaces allocated to the Fourth Floor North Premises, the Seventh Floor Expansion Space and the Ninth Floor Expansion Space shall be abated until October 31, 2025. The numbers in the chart do not reflect the abated Parking Permit Fees described in the foregoing sentence.

Landlord and Tenant shall enter into an amendment to this Lease upon Tenant’s exercise of any of Tenant’s Expansion Rights to restate the above table based upon the number of Parking Permits allocated to Tenant based upon the rentable square feet of the Premises then demised to Tenant under this Lease based on three (3.0) Parking Permits per 1,000 square feet of the Premises (provided that the failure of Landlord and Tenant to enter into such amendment shall have no effect on the Parking Permit Fees payable by Tenant in accordance with the terms of this Lease).”

1.Most Favored Nations. If Landlord enters into a lease with another party (a “Favored Tenant”) for comparable premises within the Building (a “Favored Lease”) as reasonably determined by Landlord on economic terms that are materially more favorable to such party than the terms set forth herein (the “Favored Terms”), Landlord shall notify Tenant thereof whereupon Landlord and Tenant shall promptly enter into an amendment to the Lease in order to provide Tenant the Favored Terms with respect to the Seventh Floor Expansion Space and/or Ninth Floor Expansion Space, as applicable, provided, however, that Landlord shall have no obligation to provide Favored Terms to Tenant if the Favored Lease is not executed or delivered within six (6) months following the Effective Date with respect to the Seventh Floor Expansion Space, and with respect to the Ninth Floor Expansion Space within one (1) year following the Effective Date, provided, however, that if Landlord and a Favored Tenant have executed and delivered a letter of intent for a Favored Lease and are negotiating a Favored Lease at the end of the applicable period, such periods shall be extended for an additional period not to exceed sixty (60) days or sooner if such negotiations are terminated by Landlord for any reason. Time is of the essence with respect to all dates herein.
2.Conforming Change to ROFR Rights Provision. Subclause (i) of the first sentence of Section 1.18.1 is deleted in its entirety. The following is inserted in its place and stead:
“ (i) from and after Tenant’s delivery of a Second Delay Notice and prior to Tenant thereafter delivering to Landlord an Expansion Option Exercise Notice on any Fixed Date Expansion Space that Landlord intends to accept a written proposal to lease all or a portion of such Fixed Date Expansion Space to a third party, and (ii)…”

a.REFERENCE TO AND EFFECT ON THE LEASE.

i.Construction. On and after the Effective Date, each reference in the Lease to “this Lease,” “hereunder,” “hereof,” “herein,” and words of like import shall mean and be a reference to the Lease as amended hereby.

i.No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Landlord or Tenant under the Lease or constitute a waiver of any provision of the Lease.

a.MISCELLANEOUS.

i.Ratification and Confirmation of the Lease. Except as specifically modified and amended by this Amendment, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall continue to be and remain in full force and effect throughout the remainder of the term thereof, and the Lease as amended hereby shall, from and after the Effective Date, be read as a single, integrated document incorporating the changes effected by this Amendment.

i.Not a Binding Offer. This Amendment shall not be binding upon or enforceable against Landlord or Tenant unless and until both parties shall have executed and unconditionally delivered a fully executed copy of this Amendment to the other party.

i.Modifications Must Be in Writing. This Amendment may not be modified, amended or terminated nor may any of its provisions be waived except by an agreement in writing signed by the parties hereto.

i.Successors and Assigns. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

i.No Prior Agreements. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Amendment.

i.Counterparts and Electronic Signatures. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument. The parties may deliver executed counterparts of this Amendment by attachment to e-mail or by other electronic means (e.g., via DocuSign), with the same effect as having delivered original executed counterparts hereof.

i.Brokers.

1.Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than CBRE, Inc. (on behalf of Landlord) or Cushman & Wakefield, U.S., Inc. (on behalf of Tenant) in the negotiating or making of this Amendment. Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorney’s fees and costs, incurred by Landlord in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Fourth Floor North Premises or claiming to have caused Tenant to enter into this Amendment.

1.Landlord represents and warrants to Tenant that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than CBRE, Inc. (on behalf of Landlord) or Cushman & Wakefield, U.S., Inc. (on behalf of Tenant) in the negotiating or making of this Amendment. Landlord agrees to indemnify and hold Tenant, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorney’s fees and costs, incurred by Tenant in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Landlord in leasing the Fourth Floor North Premises to Tenant or to have caused Landlord to enter into this Amendment. Landlord further agrees to pay the commissions accruing to each identified broker above pursuant to certain outside agreement(s).

i.Due Authorization. Each of Landlord and Tenant represents and warrants that (i) its execution and delivery of this Amendment, and its performance of its obligations hereunder, have been duly authorized, (ii) the person(s) executing this Amendment on its behalf have full authority to enter into this Amendment, and (iii) no further action is necessary for it to be obligated to fulfill its obligations under the Lease, as amended hereby.
ii.Lender Approval Contingency. The effectiveness of this Amendment is expressly made subject to Landlord obtaining Landlord’s lender’s approval. If Landlord has not obtained Landlord’s lender’s approval within ten (10) business days following the date hereof, this Amendment shall automatically terminate and shall be of no further force or effect unless the foregoing ten (10) business day period is extended by written agreement of Landlord and Tenant. The Exercise Deadline (defined in Recital D) shall automatically be extended through and including the date that is five (5) business days following the termination of this Amendment in accordance with this 5(i).

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year first above written.

LANDLORD:
TAMARES 7950 OWNER LLC
By: /s/ Itrat Sayeed
Name: Itrat Sayeed Title: Vice President

TENANT:
APPIAN CORPORATION

By: /s/ Matt Calkins
Name: Matt Calkins Title: CEO